                                                                    EXHIBIT 4.17


                   CONTRIBUTION AND INDEMNIFICATION AGREEMENT


         THIS CONTRIBUTION AND INDEMNIFICATION AGREEMENT (this "Agreement") dated as of April 20, 1998, is executed by and among Janice L. Breeze ("Breeze"), Jeffrey S. Doss ("Doss"), Charles R. Mollo ("Mollo"), Cameron Wilson ("Wilson" and collectively with Breeze, Doss and Mollo, the "Guarantors"), Electronics Accessory Specialists International, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company set forth on the signature pages hereto (the "Stockholders").

                                  WITNESSETH:

         WHEREAS, the Company has obtained from NationsBank, N.A. ("Lender"), certain working capital lines of credit and will in the future obtain such additional lines of credit (the "Loans") as evidenced by certain notes (the "Notes"); and

         WHEREAS, as a condition to the funding of the Loans, Lender has required and may require in the future that Guarantors execute and deliver individual guaranties (the "Guaranty Agreements"), by which Guarantors agree to guaranty payment of all or part of the Loans subject to the provisions therein (all amounts owed by Guarantors under the Guaranty Agreements are referred to herein as the "Guaranteed Sums"); and

         WHEREAS, the Guarantors and Stockholders have agreed to indemnify any Indemnitee (as defined below) against amounts paid with respect to the Guaranteed Sums in excess of that Indemnitee's pro rata share set forth on Exhibit A;

         WHEREAS, in consideration of the agreements herein the Company has agreed to issue to the Guarantors and Stockholders as a group purchase warrants to purchase in the aggregate 225,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), at a price of $5.75 per share for a period of five years (the "Warrants"); and

         WHEREAS, the parties hereto have determined that valuable benefits will be derived by each party hereto as a result of the extensions of credit to be made available to the Company pursuant to the Loans.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, each of the undersigned agree as follows:

                                   ARTICLE I.
                   TERMS OF CONTRIBUTION AND INDEMNIFICATION

         1.01 Contribution and Indemnification. In connection with the Loans, and as a condition to Lender providing funds under the Notes, Guarantors have guaranteed, or in the future will guarantee, repayment of the Guaranteed Sums pursuant to the Guaranty Agreements. In the event that any Guarantor (in such capacity, each an "Indemnitee") pays any amounts on the Guaranteed

Sums, whether through direct payments or as a result of providing collateral for the Guaranteed Sums (the "Guaranty Payment"), Indemnitee shall be entitled to receive from each Stockholder and Guarantor (in such capacity, each an "Indemnitor"), such Indemnitor's pro rata percentage, as set forth in Exhibit A, of the Guaranty Payment (the "Contribution Percentage"). If any Indemnitor is unable to pay the Contribution Percentage of the Guaranty Payment, each Stockholder and Guarantor agrees to make a contribution to Indemnitee to the extent necessary so that each Stockholder and Guarantor shares pro rata (based on the percentages set forth in Exhibit A) the liability for such nonpayment. IN SUCH REGARD, TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH STOCKHOLDER AND GUARANTOR SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS INDEMNITEE FROM AND AGAINST ANY AND ALL LIABILITY, CLAIMS, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) ARISING WITH RESPECT TO THE OBLIGATIONS AND CONSTITUTING A GUARANTY PAYMENT.

         1.02 Payments. Any amount due to Indemnitee by an Indemnitor under this Agreement shall be due and payable within ten (10) days of demand therefore by Indemnitee. Interest shall accrue at the Default Rate (as defined in the Notes) on amounts past due; provided, however, that in no event shall interest accrue on such amounts at a rate in excess of the maximum rate of interest permitted by applicable law and interest shall accrue from the date payment is due to, but not including, the date payment is made and on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be. All payments to be made by any Indemnitor under this Agreement shall be made to Indemnitee at the address set forth under the names set forth below, in immediately available funds, not later than 2:00 p.m., Scottsdale, Arizona time, on the date on which such payment shall come due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding business day and interest shall continue to accrue until such time). If the due date of any payment under this Agreement would otherwise fall on a day that is not a business day, such payment date shall be extended to the next succeeding business day and interest shall be payable for any principal so extended for the period of such extension.

         1.03 Non-Exclusive Remedy. The remedies available to Indemnitee pursuant to the provisions of this Article I are not exclusive and, in such regard, Indemnitee shall be entitled to join any Guarantor or Stockholder as a party to any proceeding involving Indemnitee, any Guarantor, any Stockholder or the Lender, including for purposes of enforcement of the provisions of this Agreement.

         1.04 Term. The term of this Agreement (the "Term") shall commence as of the date hereof and continue in effect until the earlier of: (a) the Guaranteed Sums are terminated or extinguished (but not by reason of the payment of the Guaranteed Sums by any party hereto in a proportion other than as specified in Section 1.01); or (b) the two-year anniversary of the date of this Agreement. Notwithstanding the above: (a) if the Company is unable to terminate the Guaranty Agreements prior to the expiration of the Term, the Guarantors shall have the right to demand payment of the Guaranteed Sums, in which event, each Stockholder shall pay its portion of the Guaranteed Sums; and
(b) if any claim for payment of any Guaranteed Sums is made hereunder prior to the expiration of the Term, Stockholders' obligation hereunder as to payment of their share of such Guaranteed Sums shall continue until the resolution of such claim.

         1.05 Limitations. Notwithstanding anything in this Agreement to the contrary: (a) the Guaranteed Sums will not exceed $4.7 million, unless otherwise agreed to in writing by all Stockholders; and (b) after the second anniversary of the date of this Agreement, the Company will use its best efforts to cause the Guaranty Agreements to be terminated (whether by refinancing or otherwise).
                                  ARTICLE II.
                                   WARRANTS

         2.01 Issuance and Cancellation of Warrants. The Company hereby agrees to issue to each of the Guarantors and Stockholders the pro rata share of the Warrants set forth on Exhibit A. If any Guarantor or Stockholder breaches their obligations set forth in Article I of this Agreement, the unexercised portion of the Warrants held by such person shall be canceled and the remaining unexercised portion of those Warrants shall be reissued (pro rata based on Exhibit A) by the Company to the nonbreaching Guarantors and Stockholders.

                            MISCELLANEOUS PROVISIONS

         3.01 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, and assigns.

         3.02 Amendments Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated verbally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

         3.03 Non-Waiver. It is understood and agreed that any delay, waiver, or omission by any party hereto to exercise any right or power arising hereunder shall not be construed to be a waiver by such party of any subsequently arising right or power hereunder.

         3.04 Notices. Any notice, demand, offer, or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall be hand delivered or sent by overnight courier, certified mail (return receipt requested), or telefax to the other party(ies) at the relevant address set forth on the signature pages below. Any party shall have the right to change the address to which notice shall be sent or delivered to it hereunder by similar notice sent in like manner to the other parties. A notice shall be deemed to be duly received (a) if sent by hand, on the date when left with a responsible person at the address of the recipient; (b) if sent by certified mail or overnight courier, on the date of receipt by a responsible person at the address of the recipient; or (c) if sent by telefax, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient's telefax number.

         3.05 Attorneys' Fees. In the event any dispute between the parties to this Agreement should result in litigation or any other proceeding (including arbitration and mediation), the prevailing party shall be reimbursed by the nonprevailing party for all reasonable costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such litigation or other proceeding and any appeal or enforcement thereof.

         3.06 Severability. If any term or provision of this Agreement or application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.

         3.07 Time of the Essence. The parties to this Agreement agree that time is of the essence to the performance of the obligations of the parties hereunder.

         3.08 Counterparts. The parties hereto may execute this Agreement in multiple counterparts, all of which taken together shall constitute one and the same instrument and each of which shall be deemed to be an original instrument as against any party who has signed it.

         3.09 ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, BOTH WRITTEN AND VERBAL, BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF.

         3.10 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS IN SCOTTSDALE, ARIZONA AND EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT IN ACCORDANCE WITH THIS SECTION 3.10.

         3.11 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES OF SUCH LAWS.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first hereinabove written.

                                              ELECTRONICS ACCESSORY SPECIALISTS
                                              INTERNATIONAL, INC

                                              /s/ CHARLES R. MOLLO
                                              ---------------------------------
                                              Charles R. Mollo
                                              Chief Executive Officer
                                              7955 East Redfield Road
                                              Scottsdale, Arizona 85240

                                              GUARANTORS:


                                              /s/ JANICE L. BREEZE
                                              ---------------------------------
                                              Janice L. Breeze

                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------


                                              /s/ JEFFREY DOSS
                                              ---------------------------------
                                              Jeffrey Doss

                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------

                                              /s/ CHARLES R. MOLLO
                                              ---------------------------------
                                              Charles R. Mollo

                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------

                                              /s/ CAMERON WILSON
                                              ---------------------------------
                                              Cameron Wilson

                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------

                                              STOCKHOLDERS:


                                              /s/ RICHARD F. DAHLSON
                                              ---------------------------------
                                              Richard F. Dahlson
                                              Jackson Walker L.L.P.
                                              901 Main Street, Suite 6000
                                              Dallas, Texas 75202




                                              Empire Nationale II L.L.C.
                                              By: /s/ EDWARD GILBERT
                                                 ------------------------------
                                              Its:
                                                  -----------------------------
                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------




                                              /s/ JEFFREY R. HARRIS
                                              ---------------------------------
                                              Jeffrey R. Harris, Manager
                                              Harris Family, LLC
                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------



                                              /s/ JEFFREY R. HARRIS
                                              ---------------------------------
                                              New Vistas Investments
                                              By: Jeffrey R. Harris
                                                  -----------------------------
                                              Its: President
                                                   ----------------------------
                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------




                                              /s/ KENNETH STEEL, JR.
                                              ---------------------------------
                                              Kenneth Steel, Jr.

                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------

                                              /s/ CHARLES R. MOLLO, MANAGER
                                              ---------------------------------
                                              Mollo Family LLC

                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------





                                              /s/ JANICE L. BREEZE, MANAGER
                                              ---------------------------------
                                              Breeze Family LLC

                                              ---------------------------------
                                              ---------------------------------
                                              ---------------------------------

                                   EXHIBIT A

                           MOBILITY ELECTRONICS, INC.
                          LOAN GUARANTEE PARTICIPATION

                                  %                Loan
                            Participation        Guarantee       Warrants


Breeze Family LLC               6.72%             168,100        15,114
Dahlson, Richard F.             2.79%              69,800         6,277
Doss, Jeffrey S.               12.46%             311,600        28,039
Empire National II LLC         23.00%             575,100        51,759
Harris Family LLC               5.73%             143,500        12,903
Mollo Family LLC               14.95%             373,900        33,646
New Vistas Investment Cor      19.57%             489,200        44,019
Steel, Kenneth Jr.              1.59%              39,800         3,574
Wilson, Cameron                13.19%             329,700        29,669
                              ------            ---------       -------
                              100.00%           2,500,700       225,000